Exhibit 99.1

JPMorgan Chase

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REACHES AN AGREEMENT WITH 21 INSTITUTIONAL INVESTORS TO

RESOLVE REPURCHASE AND SERVICING CLAIMS

New York, November 15, 2013 – JPMorgan Chase & Co. has reached a $4.5 billion agreement with 21 major institutional investors, represented by Gibbs & Bruns LLP, to make a binding offer to the trustees of 330 residential mortgage-backed securities (RMBS) trusts issued by J.P. Morgan, Chase, and Bear Stearns.

This settlement is another important step in J.P. Morgan’s efforts to resolve legacy related RMBS matters. The firm believes it is appropriately reserved for this and any remaining RMBS litigation matters.

As agreed in today’s settlement, the institutional investors have committed to support the settlement and have requested that the trustees accept the settlement offer. The offer, which the trustees may seek court approval for, would resolve all representation and warranty claims as well as servicing claims on all trusts issued by J.P. Morgan, Chase and Bear Stearns between 2005 and 2008. While this agreement would resolve representation and warranty claims as well as servicing claims facing the firm with respect to J.P. Morgan, Chase and Bear Stearns trusts, it does not resolve claims on trusts issued by Washington Mutual.

The offer will remain open until January 15, 2014, but may be extended pursuant to its terms for an additional sixty days. It includes the following key terms:

1.	Payment by J.P. Morgan of $4.5 billion in cash to settle all representation and warranty claims as well as servicing claims that have been or could have been asserted by the 330 RMBS trusts;

Investor Contact:	Sarah Youngwood	Media Contact:	Brian Marchiony
	(212) 270-7325		212-270-7433

2.	J.P. Morgan has reserved the right to seek offset or credit payment made or benefit conferred under this settlement against or in reduction of any claimed damages by securities plaintiffs;

3.	Implementation of certain servicing changes to mortgage loans serviced by J.P. Morgan in the 330 RMBS trusts;

4.	Continuation of a previously agreed tolling and forbearance agreement among J.P. Morgan and the trustees while the trustees evaluate the proposed settlement.

Details of the settlement agreement can be found at: www.rmbstrusteesettlement.com

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.